Exhibit 99.1

Wireless Age Authorizes Stock Repurchase Program

Toronto, Ontario December 17, 2007 - Wireless Age Communications, Inc. (OTCBB: WLSA.OB), announced today that its Board of Directors has authorized a stock repurchase program of up to 5,000,000 shares of the Company’s  common stock in open market transactions. Subject to certain conditions under Rules 10b5-1 and 10b18 under the Securities Act of 1934, the shares are expected to be purchased during the next twelve months, dependant upon prevailing market conditions and other factors. The repurchase plan may be suspended by the Company at any time. The Company intends to appoint a brokerage firm as its agent in executing such transactions.

John Simmonds, Wireless Age CEO stated; “The Board of Directors believes the value of the Company as reflected by the current share price is clearly undervalued. Based on management’s fiscal 2008 cash flow forecast they feel that a prudent use of the Company’s cash was to institute the stock repurchase program. We expect to be in the market purchasing back our shares early in the new year.”

About Wireless Age

Wireless Age Communications, through its 99.7% owned subsidiary, Wireless Age Communications Ltd., is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. Through its other wholly owned subsidiary, Wireless Source Distribution Ltd., the company distributes two-way radio products, prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada.

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

John G. Simmonds
Chairman and CEO
Wireless Age Communications Inc.
(905) 833-2753 ext. 223
www.thewirelessage.com

or

Andrew Barwicki, Investor Relations
516-662-9461